EXHIBIT 99.1

Broadwind Energy Announces Q2 2018 Results

Highlights:

  Q2 2018 orders up 6% from 2017 to $19 million – reflects successful customer diversification efforts and strong mining demand
  Q2 2018 revenue of $37 million down 15% from $43 million in Q2 2017, but up 23% sequentially as tower production recovers
  EPS loss of $.40 includes a $.32 non-cash goodwill impairment
  Q2 2018 adjusted EBITDA of $2.1 million in line with guidance

CICERO, Ill., July 31, 2018 (GLOBE NEWSWIRE) -- Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $36.8 million in Q2 2018, down 15% compared to $43.4 million in Q2 2017. The decrease in sales was due primarily to $10 million lower wind tower sales, partially offset by higher sales of gearing and heavy fabrications mainly to oil and gas and mining customers.

The Company reported a net loss from continuing operations of $6.1 million, or $.40 per share, in Q2 2018, compared to $0.7 million, or $.05 per share, in Q2 2017. The current year quarter included a non-cash goodwill impairment charge of $5.0 million, or $.32 per share, related to the Red Wolf acquisition in 2017. The impairment was largely triggered by continued weak demand for natural gas turbine components.

The Company reported near break-even results from discontinued operations in Q2 2018 and Q2 2017. The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments, restructuring costs and impairment expense) of $2.1 million in Q2 2018, compared to $2.0 million in Q2 2017 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Broadwind CEO Stephanie Kushner stated, “As planned, we made significant progress in the second quarter, and returned to generating positive EBITDA, following two very difficult quarters. Tower sales volumes were down 24% compared to Q2 2017, but up 41% from Q1 2018. We made significant productivity gains and reduced manufacturing overhead expenses to help mitigate lower tower pricing. While tower orders have improved since a year ago, we believe the impact of steel tariffs has caused domestic steel prices to spike, which has caused some customers to delay placing orders or shift their tower procurement to overseas fabricators.  We believe our tower locations are positioned well and our efficient operations will help mitigate this risk.  I am encouraged that the marketplace is responding to our expanded machining capabilities. Orders for other heavy fabrications have more than doubled from a year ago, and we continue to expand our customer base.

Our Gearing revenues continue to rise given the strength in oil and gas and mining markets, ongoing customer diversification and successful expansion of our custom gearbox division. Although plant utilization has improved, we are continuing to work through supply chain challenges, but are seeing recent improvements that are allowing for consistent production throughput.

In Process Systems, demand for new gas turbine components continues to be weak and our diversification efforts are proceeding slowly. We remain enthusiastic about the longer-term opportunities and believe customer demand will improve in 2019. In view of the uncertainty in near-term demand, however, we have lowered our projections for this business, which has led to a non-cash impairment of the associated goodwill.

We continued to focus on management of our liquidity during this recovery period. We successfully reduced our operating working capital from 12 to 10 percent of sales during the quarter, resulting in no net increase in our credit line usage during the quarter. Inventories will rise in the third quarter due to a pre-buy of steel to lock in better pricing, so we expect our credit line usage to increase modestly in Q3.  We have filed a prospectus supplement related to an At Market Issuance program pursuant to which the Company may sell shares of the Company’s common stock with an aggregate sales price of up to $10 million to provide flexibility to fund additional working capital needs such as to secure improved steel prices and to support new tower orders, and for general corporate purposes.

Kushner concluded, “Our third quarter earnings outlook is similar, with revenues projected at $34-36 million and EBITDA of approximately $.8-$1.0 million.”

For the six months ended June 30, 2018, revenue totaled $66.7 million, compared to $99.4 million for the six months ended June 30, 2017. The 33% decrease was due primarily to $42.4 million lower sales in the Towers and Heavy Fabrications segment compared to Q2 2017 due to a 48% decrease in tower sections sold and a lower average sales price on the product mix sold.  Partly offsetting the lower tower section volume and sales price was an increase in the volume of heavy fabrications due primarily to the recovery in mining and other industrial markets. Additionally, Gearing segment sales increased $7.5 million due to the improved order intake in the second half of 2017 resulting from strong demand from oil and gas and mining customers, and $2.3 million higher sales in the Process Services segment.

Net loss from continuing operations for the six months ended June 30, 2018 totaled $10.9 million, a significant decrease from net income from continuing operations of $5.8 million, for the six months ended June 30, 2017. The sharp decrease was due primarily to low capacity utilization in our tower plants following a near shutdown at year-end 2017 as a major customer rebalanced inventory. The current year quarter included a goodwill impairment charge of $5.0 million, or $.32 per share, the absence of a $5.0 million income tax benefit compared to the prior year due to a release of a portion of the tax provision related to the acquisition of Red Wolf and higher commission expense related to the higher Gearing revenue. This decrease was partially offset by the reversal of the Red Wolf earn-out reserve of $1.1 million and a reduction in selling, general and administrative salaries and benefits of $.7 million in response to lower activity levels than the prior year. The Company reported non-GAAP adjusted EBITDA of $.5 million for the six months ended June 30, 2018 compared to $5.9 million for the six months ended June 30, 2017. The decrease was due primarily to the low capacity utilization in our tower plants and higher commission expense as described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Orders and Backlog

The Company booked $18.6 million of net new orders in Q2 2018, up from $17.6 million in Q2 2017. Towers and Heavy Fabrications orders, which vary considerably from quarter to quarter, totaled $9.5 million in Q2 2018, up from $1.5 million in Q2 2017. The increase was due to higher demand from mining and industrial customers and the absence of any tower orders in Q2 2017. Gearing orders totaled $6.1 million in Q2 2018, down from $11.6 million in Q2 2017 when oil and gas demand rapidly increased. The decline was also due in part to increased orders in Q1 2018, as certain customers secured production slots and material pricing in response to increasing input costs and extending material lead times. Process Systems orders totaled $3.0 million in Q2 2018 compared to $4.4 million in Q2 2017 due to lower customer demand for natural gas turbine content.

At June 30, 2018, total backlog was $117.7 million, compared to $136.3 million at March 31, 2018.

Segment Results

Towers and Heavy Fabrications

Broadwind Energy produces fabrications for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Heavy Fabrications segment sales totaled $24.0 million in Q2 2018, compared to $34.3 million in Q2 2017. The decrease was due to a 24% reduction in tower sections sold and a lower average sales price on the product mix sold. This was partially offset by increased heavy fabrications revenue due primarily to an expanded customer base and the recovery in mining and other industrial markets. Segment operating income totaled $0.7 million in Q2 2018 compared to $2.8 million in Q2 2017. The reduction was primarily due to operating at a lower capacity level, partially offset by productivity improvements in both plants and a $1.0 million reduction in overhead and operating expenses. Net income for the Towers and Heavy Fabrications segment totaled $.6 million in Q2 2018, compared to $2.0 million in Q2 2017. Non-GAAP Adjusted EBITDA in Q2 2018 was $2.2 million compared to $3.9 million in Q2 2017. The decrease was due to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel, wind and other specialized applications.

Gearing segment sales totaled $8.6 million in Q2 2018, compared to $6.1 million in Q2 2017. The $2.5 million increase was due to continued strong sales to oil and gas and other industrial customers related to the rebound in these markets, and expansion of custom gearbox sales.

The operating loss for Q2 2018 totaled $.7 million, compared to $.6 million in Q2 2017 primarily due to operating inefficiencies related to supply chain disruptions, higher material costs and higher commission expense related to the sales growth. The net loss for the Gearing segment totaled $.7 million in Q2 2018, compared to $.6 million in Q2 2017. Non-GAAP adjusted EBITDA was breakeven, essentially unchanged from Q2 2017 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Process Systems

Broadwind Energy designs and manufactures custom, modular systems for compression, filtration and other specialized process applications for the global market. On February 1, 2017, the Company acquired Red Wolf which has been combined with the Abilene-based compressed natural gas (“CNG”) and fabrication business, previously reported as a part of Towers and Heavy Fabrications, to form the Process Systems segment.

Process Systems revenue totaled $4.1 million in Q2 2018 compared to $3.0 million in Q2 2017 due to higher sales into mining and oil and gas markets.  The operating loss totaled $5.8 million in Q2 2018 compared to $1.1 million in Q2 2017 due to a $5.0 million non-cash goodwill impairment charge, partly offset by improved operational results.

Corporate

Corporate and other expenses were near breakeven in Q2 2018, down from $1.6 million in Q2 2017 due mainly to the reversal of the Red Wolf earn-out reserve of $1.1 million and lower salaries and benefits expense due to reduced staffing.

Cash and Liquidity

During Q2 2018, operating working capital (accounts receivable and inventory, net of accounts payable and customer deposits) increased slightly to $14.3 million.

Capital expenditures, net of disposals, in Q2 2018 totaled $1.4 million.

Debt and capital leases totaled $21.3 million at June 30, 2018, including the $2.6 million New Markets Tax Credit loan, which matured on July 24, 2018 and has been forgiven and taken into income in the third quarter.  The Company’s $25 million line of credit with CIBC Bank USA had a balance of $14.5 million at June 30, 2018 and $9.6 million of availability.

Cash assets (cash and short-term investments) remained near zero as expected because the Company’s cash and receipts are automatically applied to the outstanding credit line balance consistent with the terms of the credit line.

About Broadwind Energy, Inc.
Broadwind Energy, Inc.(NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and industrial weldments, we have solutions for the clean tech, energy and infrastructure needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

Forward-Looking Statements
This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions  with respect to the following: (i) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (ii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iii) our ability to continue to grow our business organically and through acquisitions; (iv) our production, sales, collections, customer deposits and revenues generated by new customer orders and the resulting cash flows; (v) the sufficiency of our liquidity and alternate sources of funding, if necessary; (vi) our ability to realize revenue from customer orders and backlog; (vii) our ability to operate our business efficiently, manage capital expenditures and costs effectively, and generate cash flow; (viii) the economy and the potential impact it may have on our business, including our customers; (ix) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (x) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xi) the effects of the change of administrations in the U.S. federal government; (xii) our ability to successfully integrate and operate the business of Red Wolf Company, LLC and to identify, negotiate and execute future acquisitions; and (xiii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; and (xiv) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual results to be materially different from the forward-looking statements including, but not limited to, those set forth under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent filings, including the amended and restated risk factors set forth under the caption ‘Risk Factors” in Item 1A of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change.

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76	$78
Accounts receivable, net of allowance for doubtful accounts of $200
and $225 as of June 30, 2018 and December 31, 2017, respectively	17,901	13,644
Inventories, net	20,730	19,279
Prepaid expenses and other current assets	1,752	1,798
Current assets held for sale	579	580
Total current assets	41,038	35,379
LONG-TERM ASSETS:
Property and equipment, net	52,295	55,693
Goodwill	-	4,993
Other intangible assets, net	15,136	16,078
Other assets	184	207
TOTAL ASSETS	$108,653	$112,350

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit, NMTC and other notes payable	$18,024	$14,138
Current maturities of long-term debt	-	114
Current portions of capital lease obligations	780	762
Accounts payable	15,661	11,756
Accrued liabilities	4,718	4,393
Customer deposits	8,652	9,791
Current liabilities held for sale	29	30
Total current liabilities	47,864	40,984
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	1,995	797
Long-term capital lease obligations, net of current portions	546	941
Other	2,303	3,557
Total long-term liabilities	4,844	5,295
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued
or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,744,645 and 15,480,299 shares issued as of June 30, 2018 and
December 31, 2017, respectively	16	15
Treasury stock, at cost, 273,937 shares as of June 30, 2018 and December 31, 2017,
respectively	(1,842)	(1,842)
Additional paid-in capital	380,832	380,005
Accumulated deficit	(323,061)	(312,107)
Total stockholders' equity	55,945	66,071
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$108,653	$112,350

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues	$36,781	$43,362	$66,748	$99,422
Cost of sales	34,442	39,490	64,426	89,176
Restructuring	116	-	231	-
Gross profit	2,223	3,872	2,091	10,246

OPERATING EXPENSES:
Selling, general and administrative	2,495	3,917	6,393	8,337
Impairment charges	4,993	-	4,993	-
Intangible amortization	471	471	942	822
Restructuring	-	-	36	-
Total operating expenses	7,959	4,388	12,364	9,159
Operating (loss) income	(5,736)	(516)	(10,273)	1,087

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(352)	(217)	(650)	(356)
Other, net	(1)	29	(4)	29
Total other expense, net	(353)	(188)	(654)	(327)

Net (loss) income before benefit for income taxes	(6,089)	(704)	(10,927)	760
Benefit for income taxes	(6)	(16)	(33)	(5,034)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(6,083)	(688)	(10,894)	5,794
LOSS FROM DISCONTINUED OPERATIONS	(33)	(92)	(60)	(247)
NET (LOSS) INCOME	$(6,116)	$(780)	$(10,954)	$5,547

NET INCOME (LOSS) PER COMMON SHARE - BASIC:
(Loss) income from continuing operations	$(0.40)	$(0.05)	$(0.71)	$0.39
Loss from discontinued operations	-	-	-	(0.02)
Net (loss) income	$(0.40)	$(0.05)	$(0.71)	$0.37

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	15,421	15,014	15,339	14,972

NET INCOME (LOSS) PER COMMON SHARE - DILUTED:
(Loss) income from continuing operations	$(0.40)	$(0.05)	$(0.71)	$0.38
Loss from discontinued operations	-	-	-	(0.02)
Net (loss) income	$(0.40)	$(0.05)	$(0.71)	$0.36

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	15,421	15,014	15,339	15,322

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(10,954)	$5,547
Loss from discontinued operations	(60)	(247)
(Loss) income from continuing operations	(10,894)	5,794

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	4,706	4,304
Impairment charges	4,993	-
Deferred income taxes	(42)	(5,034)
Stock-based compensation	489	462
Allowance for doubtful accounts	(25)	5
Common stock issued under defined contribution 401(k) plan	338	-
Gain on disposal of assets	-	(12)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(4,232)	(6,846)
Inventories	(1,003)	4,586
Prepaid expenses and other current assets	49	829
Accounts payable	4,823	(2,609)
Accrued liabilities	325	(3,177)
Customer deposits	(1,141)	(12,833)
Other non-current assets and liabilities	(1,179)	28
Net cash used in operating activities of continued operations	(2,793)	(14,503)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in acquisition	-	(16,449)
Sales of available for sale securities	-	2,221
Maturities of available for sale securities	-	950
Purchases of property and equipment	(1,676)	(4,304)
Proceeds from disposals of property and equipment	-	67
Net cash used in investing activities of continued operations	(1,676)	(17,515)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	66,985	96,565
Payments on line of credit	(63,200)	(82,852)
Proceeds from long-term debt	1,410	-
Payments on long-term debt	(313)	-
Principal payments on capital leases	(377)	(317)
Net cash provided by financing activities of continued operations	4,505	13,396

DISCONTINUED OPERATIONS:
Operating cash flows	(38)	64
Net cash (used in) provided by discontinued operations	(38)	64

Add: Cash balance of discontinued operations, beginning of period	-	2

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2)	(18,556)
CASH AND CASH EQUIVALENTS beginning of the period	78	18,738
CASH AND CASH EQUIVALENTS end of the period	$76	$182

Supplemental cash flow information:
Interest paid	$537	$217
Income taxes paid	$84	$22

Non-cash activities:
Issuance of restricted stock grant.	$489	$462
Contingent consideration related to business acquisition	$-	$2,534

Red Wolf acquisition:
Assets acquired	$-	$26,491
Liabilities assumed	$-	$7,508

BROADWIND ENERGY, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
ORDERS:
Towers and Heavy Fabrications	$9,471	$1,478	$17,313	$30,567
Gearing	6,148	11,644	21,514	18,963
Process Systems	2,983	4,444	7,916	8,058
Total orders	$18,602	$17,566	$46,743	$57,588

REVENUES:
Towers and Heavy Fabrications	$24,024	$34,327	$40,808	$83,222
Gearing	8,632	6,071	17,438	9,942
Process Systems	4,148	2,964	8,525	6,258
Corporate and Other	(23)	-	(23)	-
Total revenues	$36,781	$43,362	$66,748	$99,422

OPERATING PROFIT/(LOSS):
Towers and Heavy Fabrications	$724	$2,801	$(780)	$8,649
Gearing	(662)	(634)	(1,288)	(2,165)
Process Systems	(5,772)	(1,099)	(6,664)	(1,921)
Corporate and Other	(26)	(1,584)	(1,541)	(3,476)
Total operating (loss)/profit	$(5,736)	$(516)	$(10,273)	$1,087

Non-GAAP Financial Measure
The Company provides non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments, restructuring costs and impairment expense) as supplemental information regarding the Company’s business performance. The Company’s management uses adjusted EBITDA when it internally evaluates the performance of the Company’s business, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, and it allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

BROADWIND ENERGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net (Loss)/Income from continuing operations	$(6,083)	$(688)	$(10,894)	$5,794
Interest Expense	352	217	650	356
Income Tax Provision/(Benefit)	(6)	(16)	(33)	(5,034)
Depreciation and Amortization	2,349	2,203	4,706	4,304
Share-based Compensation and Other Stock Payments	418	241	846	462
Restructuring Costs	116	-	267	-
Impairment Charges	4,993	-	4,993	-
Adjusted EBITDA (Non-GAAP)	$2,139	$1,957	$535	$5,882

Towers and Heavy Fabrications Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net (Loss)/Income	$629	$2,024	$(486)	$6,028
Interest Expense/(Benefit)	49	20	80	35
Income Tax (Benefit)/Provision	46	772	(373)	2,603
Depreciation and Amortization	1,280	1,070	2,535	2,162
Share-based Compensation and Other Stock Payments	169	58	312	115
Adjusted EBITDA (Non-GAAP)	$2,173	$3,944	$2,068	$10,943

Gearing Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Income/(Loss)	$(662)	$(638)	$(1,293)	$(2,175)
Interest Expense	2	2	5	6
Income Tax Provision/(Benefit)	(3)	2	-	4
Depreciation and Amortization	586	612	1,176	1,238
Share-based Compensation and Other Stock Payments	77	23	143	41
Adjusted EBITDA (Non-GAAP)	$-	$1	$31	$(886)

Process Systems	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Income/(Loss)	$(3,977)	$(5,070)	$(4,621)	$(5,769)
Interest Expense	1	1	2	3
Income Tax Provision/(Benefit)	(1,797)	3,966	(2,050)	3,841
Depreciation and Amortization	423	467	874	801
Share-based Compensation and Other Stock Payments	24	10	52	15
Restructuring Expense	116	-	267	-
Impairment Expense	4,993	-	4,993	-
Adjusted EBITDA (Non-GAAP)	$(217)	$(626)	$(483)	$(1,109)

Corporate and Other	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net(Loss)/Income	$(2,073)	$2,996	$(4,494)	$7,710
Interest Expense	300	194	563	312
Income Tax Provision/(Benefit)	1,748	(4,756)	2,390	(11,482)
Depreciation and Amortization	60	54	121	103
Share-based Compensation and Other Stock Payments	148	150	339	291
Adjusted EBITDA (Non-GAAP)	$183	$(1,362)	$(1,081)	$(3,066)

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com